Exhibit 99.1
McKESSON REPORTS FISCAL 2008 THIRD-QUARTER RESULTS

•	Revenues of $26.5 billion, up 15% from the prior year.
•	Earnings per diluted share from continuing operations of 68 cents versus 79 cents a year ago.
•	Third quarter results include approximately two cents per share dilution from the acquisition of Oncology Therapeutics Network and 11 cents per share of charges.
•	Fiscal 2008 Outlook — earnings per diluted share of $3.22 to $3.32.
SAN FRANCISCO, January 31, 2008 — McKesson Corporation (NYSE: MCK) today reported that revenues for the third fiscal quarter ended December 31, 2007, were $26.5 billion compared to $23.1 billion a year ago. Third-quarter earnings per diluted share from continuing operations was 68 cents compared to 79 cents per diluted share a year ago. Third-quarter results include approximately two cents per share dilution from Oncology Therapeutics Network (OTN), which was acquired on October 29, 2007. This year’s third quarter results also include 11 cents per share of charges composed of pre-tax charges of $24 million for asset impairments, severance and restructurings and $17 million for pending legal settlements, of which $13 million is not tax-deductible.
     “In our third quarter, McKesson revenues were up 15%,” said John H. Hammergren, chairman and chief executive officer. “Distribution Solutions revenues increased 14%, driven primarily by solid growth and new business from existing customers and the acquisition of OTN. Technology Solutions revenues increased 35%, driven by the acquisition of Per-Se Technologies and continued expansion in software and services. Operating performance was also strong given that we faced a difficult comparison versus the third quarter a year ago and that we took a number of actions in the quarter designed to improve future financial results.”
     In last year’s third quarter, McKesson had significant earnings from three major generic drugs, two of which had lower profit margins in the third quarter this year and one of which is no longer on the market.

     “During the quarter, we expanded our position in the attractive specialty pharmaceutical market with the acquisition of OTN and we provided for several pending legal settlements. In our Technology Solutions business, the scale and scope of our new organization has enabled us to streamline our staffing and product lines, which should improve efficiencies and deliver better customer solutions in coming years.”
     “We continue to have very positive market momentum in both our segments. Based on our results to date and a strong performance in the fourth quarter, we expect that McKesson should earn between $3.22 and $3.32 per diluted share for Fiscal 2008, excluding adjustments to Securities Litigation reserves.” For the first three quarters, McKesson has earnings per diluted share from continuing operations of $2.27, excluding adjustments to Securities Litigation reserves.
Segment Results
     Distribution Solutions revenues were up 14% for the third quarter. U.S. pharmaceutical direct distribution revenues grew 17% for the quarter, reflecting primarily customer growth and expanded relationships among existing customers, the impact of the OTN acquisition and one extra day of sales in this year’s quarter. Warehouse sales increased 5% in the quarter. Canadian revenues increased 32% for the quarter, including a favorable currency impact of 18%, reflecting new and expanded distribution agreements and one extra day of sales in the quarter. Medical-Surgical distribution revenues were up 3% for the quarter.

     Distribution Solutions gross profit was $859 million compared to $790 million in the third quarter a year ago. Distribution Solutions gross profit margin in the third quarter was lower compared to the third quarter a year ago, which benefited from the earnings of three major generic drugs. The third quarter included a LIFO credit of $10 million compared to a LIFO credit of $18 million in the third quarter a year ago.
     Distribution Solutions operating profit was $312 million in the third quarter compared to $340 million in the third quarter a year ago, reflecting continued investment in retail automation and specialty distribution, including the OTN operating loss. Third quarter operating expenses this year also included charges totaling $16 million composed of a $13 million provision for a pending legal settlement and $3 million for restructuring.
     “Our Distribution Solutions revenue growth in the quarter reflects demand from the most diverse and balanced customer base in the industry,” Hammergren said. “Looking ahead, we are strategically well-positioned to produce continued solid results in Distribution Solutions. The demographics of an aging population are driving increased use of pharmaceuticals across North America. There is an exceptional pipeline of higher-margin generic product opportunities that are forecast for launch over the next several years, and we have grown our base of customers that rely on McKesson for access to these important drugs at competitive prices. And our acquisition of OTN expands our participation in the rapidly-growing market for specialty pharmaceuticals.”
     In Technology Solutions, revenues were up 35% for the quarter, reflecting primarily the revenue impact of the Per-Se acquisition completed in January 2007 and continued growth in software and services for hospitals, clinics, physician offices and payors. Services revenues were up 48% and software and software systems revenues were up 14%.

     Technology Solutions operating profit in the third quarter was $49 million compared to $63 million in the third quarter a year ago. Operating profit was reduced by charges totaling $25 million composed of $21 million to streamline staffing and product lines and $4 million for legal settlements. Operating expenses were also higher due to Per-Se operating expenses, continued investment in new product development and the impact of increased FAS 123R expense in this segment, which was $10 million in the third quarter this year compared to $3 million in the third quarter a year ago.
     “McKesson Technology Solutions has the most comprehensive set of software, services and automation systems for hospitals, physician offices, home healthcare and payors, and we are winning in the market as shown by the recent decisions by Community Health Systems, Aetna and Cigna to expand our relationships,” Hammergren said. “The continued expansion of our core hospital and physician business combined with the acquisition of Per-Se Technologies and the transition of our payor business into this unit has created the world’s largest healthcare information technology company, with sales that will approach $3 billion this fiscal year. Interest remains high for our clinical and imaging solutions and for our RelayHealth® offering, inside and outside our customer base. Our integration of Per-Se continues to be ahead of schedule and provides McKesson with important new capabilities to meet growing customer needs for better connectivity and funds flow in the evolving healthcare environment. The $25 million in charges reflect actions we took to improve future results. These charges reduced operating profit for the quarter, but for the full year, we expect to make significant progress toward our goal of low- to mid-teens operating margin for the segment, solidly reaching double-digits.”

Third-Quarter Corporate and Financial Highlights
The quarter included the following additional major highlights:
•	McKesson signed three hospital systems to new OneMcKesson SM agreements that include distribution and multi-product software and automation solutions. Presbyterian Hospital of Albuquerque, an existing pharmaceutical distribution and software customer, expanded its contract to include a Robot-Rx® renewal and the addition of AcuDose-Rx® bedside scanning and MedCarousel® devices. Baptist Health System, based in Louisville, Kentucky, an existing software customer, added a large complement of automation technologies and pharmaceutical distribution services. Promedica Healthcare Systems is a new customer that signed agreements for pharmaceutical distribution, software and automation systems.
•	McKesson was selected by Teva Pharmaceuticals as a strategic launch partner for the generic version of Protonix® (pantoprazole sodium), one of the leading treatments for erosive acid reflux disease. Teva launched generic Protonix after the close of business on December 21, 2007 and McKesson customers received their shipments the next business morning.
•	McKesson now has about 1,800 Health Mart® franchise stores, an increase of 400 during the first three quarters, as more and more independent pharmacies are recognizing the value of Health Mart’s end-to-end products and services.
•	McKesson expanded its relationship with Community Health Systems (CHS), the nation’s leading publicly-owned operator of general acute-care hospitals, through an agreement whereby CHS will deploy McKesson’s physician portal, electronic medical records, and performance analytics tools across most facilities. Affiliates of CHS own or operate more than 125 hospitals in 28 states with a total of nearly 18,800 licensed beds. CHS has selected McKesson to deploy clinical information systems in more than 40 of its larger hospitals, reflecting the strength of the company’s Horizon Clinicals(R) offering and the strategic relationship between the two organizations.

•	Dublin Methodist Hospital, part of OhioHealth, opened January 8 as one of the nation’s few all-digital, full-service community hospitals, by virtue of a full electronic health records (EHR) system provided by McKesson. McKesson collaborated with Dublin Methodist as it was being constructed to implement its Horizon Clinicals suite for the 94-bed hospital. Horizon Clinicals supports more than two million clinicians nationwide.
•	CIGNA Healthcare is expanding to nationwide availability a reimbursable physician consultation service called webVisit™, provided online by McKesson’s RelayHealth unit, following a successful four-state pilot program. Cigna, the nation’s fifth largest commercial payor with more than 9 million covered lives, will be providing physicians reimbursement for webVisits with members and promoting physician-patient online communications services to their self-insured customers, which comprise a large majority of their total membership.
•	At Aetna, members and physicians, now including physicians in more than 30 medical specialty categories, participating in most of Aetna’s medical plans nationwide, will now have access to webVisit consultations and other online features, following a successful three-state pilot. Reimbursement for RelayHealth online visits will be available to most fully insured plan members. Self-insured plan sponsors may choose to participate.
•	Seven of McKesson’s products are rated either Best in KLAS or a Solution Category Leader in the 2007 year-end Top 20: Best in KLAS Awards report, demonstrating our consistent focus on quality and customer service. Overall, 18 McKesson solutions are ranked in the top three for their categories in the annual report by KLAS, the most of any company.

•	McKesson Health Solutions announced the successful implementation of its state-of-the-art claims performance solution, ClaimsXtenTM, under a five-year agreement with Aetna which was signed in August 2007. Aetna already uses an array of McKesson software and services, and added ClaimsXten to further automate their claims processing department.
•	McKesson Health Solutions has signed a new agreement with the Los Angeles County Department of Health Services (LACDHS) to provide services to the department’s Community Health Plan (CHP) and Healthy Way LA Program. About 166,000 Medicaid and other state health care program recipients receive access to low- or no-cost primary and specialty medical services through CHP, a federally qualified health maintenance organization (HMO). Health plan members will have access to disease management, nurse advice line, online health and wellness services, and complex case management services through the Community Health Plan. LACDHS will also utilize McKesson’s 24/7 nurse advice telephone service for its Healthy Way LA Program, which aims to provide a ‘medical home’ to 94,000 uninsured and working poor adults.
•	Third-quarter results included $26 million in pre-tax share-based compensation expense associated with the application of FAS 123R, or 6 cents per diluted share. In the third quarter a year ago, this pre-tax expense totaled $15 million, or approximately 3 cents per diluted share. Year-to-date, McKesson has recorded pre-tax share-based compensation expense of $73 million, or 16 cents per diluted share, compared to $39 million, or 8 cents per diluted share, in the first three quarters a year ago.
•	McKesson’s expected effective tax rate for the year remains 33%. The reported tax rate of 27.4% for the quarter reflects a $20 million benefit of discrete tax items, offset in part by the tax impact of the $13 million non-deductible reserve for a pending legal settlement.
•	Year-to-date, McKesson had cash flow from operations of $915 million, before considering the impact of releasing restricted cash of $962 million following the elimination of the last condition to the settlement of our Federal Consolidated Securities Litigation Action. McKesson ended the quarter with cash of $1.4 billion and a gross debt-to-capital ratio of 23%.

•	The company continues to execute a flexible, multi-faceted capital deployment strategy designed to create additional stockholder value. During the third quarter, McKesson repurchased $230 million of common stock. During the first three quarters of Fiscal 2008, McKesson repurchased $914 million of common stock, paid $53 million in dividends, spent $247 million on capitalized expenditures and capitalized software and invested $592 million in acquisitions. McKesson has a current outstanding share repurchase authorization of approximately $1.1 billion.
•	The earnings per share outlook for Fiscal 2008 does not include the impact of any Securities Litigation reserve adjustments, any potential future acquisitions, divestitures, material restructurings or integration-related actions.
Risk Factors
     Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. It is not possible to predict or identify all such risks and uncertainties; however, the most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: adverse resolution of pending securities litigation regarding the 1999 restatement of our historical financial statements; the changing U.S. healthcare environment, including changes in government regulations and the impact of potential future mandated benefits; competition; changes in private and governmental reimbursement or in the delivery systems for healthcare products and services; governmental and manufacturers’ efforts to regulate or control the pharmaceutical supply chain; changes in government regulations relating to patient confidentiality standards; changes in pharmaceutical and medical-surgical manufacturers’ pricing, selling, inventory, distribution or supply policies or practices; changes in the availability or pricing of branded and generic drugs; changes in customer mix; substantial defaults in payment or a material reduction in purchases by large customers; challenges in integrating and implementing the company’s internally used or externally sold software and software systems, or the slowing or deferral of demand or extension of the sales cycle for external software products; continued access to third-party licenses for software and the patent positions of the company’s proprietary software; the company’s ability to meet performance requirements in its disease management programs; the adequacy of insurance to cover liability or loss claims; changes in circumstances that could impair our goodwill or intangible assets; new or revised tax legislation; foreign currency fluctuations or disruptions to foreign operations; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in generally accepted accounting principles (GAAP); and general economic conditions. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise.
     A Webcast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 5 PM ET today and on replay afterwards. Stockholders are encouraged to review SEC filings and more information about McKesson, which are located on the company’s website.
About McKesson
     McKesson Corporation, currently ranked 18th on the FORTUNE 500, is a healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes, and improving the quality and safety of patient care. McKesson is the longest-operating company in healthcare today and in 2008 is marking 175 years of continuous operations. Over the course of its history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.
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CONTACT:
Larry Kurtz, 415-983-8418
(Investors and Financial Press)
larry.kurtz@mckesson.com
Kate Rohrbach 415-983-9023
(Business and Trade Media)
kate.rohrbach@mckesson.com

Schedule I
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions except per share amounts)

	Quarter Ended December 31,			Nine Months Ended December 31,
	FY08	FY07	Chg.	FY08	FY07	Chg.
Revenues	$26,494	$23,111	15%	$75,472	$68,812	10%

Cost of sales	25,290	22,050	15	71,910	65,731	9

Gross profit	1,204	1,061	13	3,562	3,081	16

Operating expenses	922	743	24	2,570	2,191	17
Securities Litigation credits, net	—	—	—	(5)	(6)	(17)

Total operating expenses	922	743	24	2,565	2,185	17

Operating income	282	318	(11)	997	896	11

Other income, net	31	39	(21)	104	106	(2)
Interest expense	(36)	(23)	57	(108)	(68)	59

Income from continuing operations before income taxes	277	334	(17)	993	934	6

Income taxes(1)	(76)	(94)	(19)	(309)	(223)	39

Income from continuing operations	201	240	(16)	684	711	(4)

Discontinued operations, net (2)	—	3	—	(1)	(55)	(98)

Net income	$201	$243	(17)	$683	$656	4

Earnings per common share (3)
Diluted (4)
Continuing operations	$0.68	$0.79	(14)%	$2.28	$2.33	(2)%
Discontinued operations	—	0.01	—	—	(0.18)	—

Total	$0.68	$0.80	(15)	$2.28	$2.15	6

Basic
Continuing operations	$0.69	$0.81	(15)%	$2.33	$2.38	(2)%
Discontinued operations	—	0.01	—	—	(0.18)	—

Total	$0.69	$0.82	(16)	$2.33	$2.20	6

Shares on which earnings per common share were based
Diluted	297	302	(2)%	300	305	(2)%
Basic	290	296	(2)	293	299	(2)

(1)	Income tax expense for the nine months ended December 31, 2006 includes an $83 million credit to reverse previously recorded Securities Litigation tax reserves.

(2)	In the second quarter of 2007, our Distribution Solutions segment sold its Acute Care business and a small wholly-owned subsidiary. Financial results for these businesses have been presented as discontinued operations. Results for our 2007 discontinued operations include the write-off of $79 million of goodwill allocated to the sale of the Acute Care business, none of which is tax deductible.

(3)	Certain computations may reflect rounding adjustments.

(4)	Diluted earnings per share from continuing operations, excluding the impact of our Securities Litigation, is as follows (a):

	Quarter Ended December 31,			Nine Months Ended December 31,
	FY08	FY07	Chg.	FY08	FY07	Chg.
Income from continuing operations — as reported	$201	$240	(16)%	$684	$711	(4)%

Exclude: Securities Litigation credits, net	—	—	—	(5)	(6)	(17)
Income taxes on credits, net	—	—	—	2	2	—
Income tax reserve reversals	—	—	—	—	(83)	—

	—	—	—	(3)	(87)	(97)

Income from continuing operations, excluding the Securities Litigation credits, net	$201	$240	(16)	$681	$624	9

Diluted earnings per common share from continuing operations, excluding the Securities Litigation credits, net	$0.68	$0.79	(14)%	$2.27	$2.05	11%

(a)	These pro forma amounts are non-GAAP financial measures. The Company uses these measures internally and considers these results to be useful to investors as they provide relevant benchmarks of core operating performance.

Schedule II
McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions except per share amounts)

	Quarter Ended December 31,				Nine Months Ended December 31,
	FY08	FY07	Chg.		FY08	FY07	Chg.
REVENUES
Distribution Solutions
U.S. pharmaceutical direct distribution & services	$15,703	$13,414	17%		$44,273	$39,964	11%
U.S. pharmaceutical sales to customers’ warehouses	7,183	6,836	5		21,251	20,413	4

Subtotal	22,886	20,250	13		65,524	60,377	9
Canada pharmaceutical distribution & services	2,224	1,685	32		5,886	5,086	16
Medical-Surgical distribution & services	648	632	3		1,884	1,789	5

Total Distribution Solutions	25,758	22,567	14		73,294	67,252	9

Technology Solutions
Services	553	374	48		1,644	1,060	55
Software & software systems	150	132	14		427	385	11
Hardware	33	38	(13)		107	115	(7)

Total Technology Solutions	736	544	35		2,178	1,560	40

Revenues	$26,494	$23,111	15		$75,472	$68,812	10

GROSS PROFIT
Distribution Solutions	$859	$790	9		$2,529	$2,329	9
Technology Solutions	345	271	27		1,033	752	37

Gross profit	$1,204	$1,061	13		$3,562	$3,081	16

OPERATING EXPENSES
Distribution Solutions	$554	$462	20		$1,541	$1,380	12
Technology Solutions	300	210	43		827	608	36
Corporate	68	71	(4)		202	203	(0)

Subtotal	922	743	24		2,570	2,191	17
Securities Litigation credits, net	—	—	—		(5)	(6)	(17)

Operating expenses	$922	$743	24		$2,565	$2,185	17

OTHER INCOME, NET
Distribution Solutions	$7	$12	(42)		$30	$32	(6)
Technology Solutions	4	2	100		9	7	29
Corporate	20	25	(20)		65	67	(3)

Other income, net	$31	$39	(21)		$104	$106	(2)

OPERATING PROFIT
Distribution Solutions	$312	$340	(8)		$1,018	$981	4
Technology Solutions	49	63	(22)		215	151	42

Operating profit	361	403	(10)		1,233	1,132	9
Corporate	(48)	(46)	4		(137)	(136)	1
Securities Litigation credits, net	—	—	—		5	6	(17)

Income from continuing operations before interest expense and income taxes	$313	$357	(12)		$1,101	$1,002	10

STATISTICS
Operating profit as a % of revenues
Distribution Solutions	1.21%	1.51%	(30)	bp	1.39%	1.46%	(7)	bp
Technology Solutions	6.66%	11.58%	(492)		9.87%	9.68%	19

Return on Stockholders’ Equity (1)	14.8%	14.7%	10	bp

(1)	Ratio is computed as the sum of net income for the last four quarters, divided by the average of stockholders’ equity for the last five quarters.

Schedule III
McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	December 31,	March 31,
	2007	2007
ASSETS
Current Assets
Cash and cash equivalents	$1,436	$1,954
Restricted cash for Consolidated Securities Litigation Action	—	962
Receivables, net	7,465	6,566
Inventories, net	9,568	8,153
Prepaid expenses and other	215	221

Total	18,684	17,856
Property, Plant and Equipment, Net	747	684
Capitalized Software Held for Sale, Net	192	166
Goodwill	3,353	2,975
Intangible Assets, Net	686	613
Other Assets	1,703	1,649

Total Assets	$25,365	$23,943

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$12,359	$10,873
Deferred revenue	1,183	1,027
Current portion of long-term debt	152	155
Consolidated Securities Litigation Action	—	962
Other accrued	2,153	2,109

Total	15,847	15,126
Other Noncurrent Liabilities	1,216	741
Long-Term Debt	1,797	1,803
Stockholders’ Equity	6,505	6,273

Total Liabilities and Stockholders’ Equity	$25,365	$23,943

Schedule IV
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	December 31,	December 31,
	2007	2006
OPERATING ACTIVITIES
Net income	$683	$656
Discontinued operations, net of income taxes	1	55
Adjustments to reconcile to net cash (used in) provided by operating activities:
Depreciation and amortization	271	208
Securities Litigation credits, net	(5)	(6)
Deferred taxes	192	77
Share-based compensation expense	73	39
Excess tax benefits from share-based payment arrangements	(71)	(43)
Other non-cash items	5	(25)
Changes in operating assets and liabilities, net of business acquisitions:
Receivables	(430)	(132)
Inventories	(1,231)	(1,464)
Drafts and accounts payable	1,061	914
Deferred revenue	110	240
Taxes	224	35
Other	32	1

Net cash provided by operating activities before Consolidated Securities Litigation Action settlement	915	555
Consolidated Securities Litigation Action settlement	(962)	—

Net cash (used in) provided by operating activities	(47)	555

INVESTING ACTIVITIES
Property acquisitions	(129)	(76)
Capitalized software expenditures	(118)	(119)
Acquisitions of businesses, less cash and cash equivalents acquired	(592)	(106)
Proceeds from sales of businesses	—	175
Restricted cash for Consolidated Securities Litigation Action	962	—
Other	(9)	(31)

Net cash provided by (used in) investing activities	114	(157)

FINANCING ACTIVITIES
Repayment of debt	(9)	(11)
Capital stock transactions:
Issuances	297	239
Share repurchases	(926)	(756)
Excess tax benefits from share-based payment arrangements	71	43
ESOP notes and guarantees	9	10
Dividends paid	(53)	(54)
Other	12	—

Net cash used in financing activities	(599)	(529)
Effect of exchange rate changes on cash and cash equivalents	14	5

Net decrease in cash and cash equivalents	(518)	(126)
Cash and cash equivalents at beginning of period	1,954	2,139

Cash and cash equivalents at end of period	$1,436	$2,013